Exhibit 99.1

Theravance, Inc. Calls for Redemption of $172.5 Million

of 3% Convertible Subordinated Notes Due 2015

(CUSIP No. 88338T AA2)

SOUTH SAN FRANCISCO, CA — (Marketwired — June 4, 2013) — Theravance, Inc. (NASDAQ: THRX), a biopharmaceutical company with a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies, announced today that it has called for redemption all of its outstanding 3% Convertible Subordinated Notes due 2015 (the “2015 Notes”), pursuant to the provisional “soft call” redemption right in the indenture governing the 2015 Notes. Any 2015 Notes outstanding on July 5, 2013 will be redeemed in cash for 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.  The 2015 Notes are convertible at any time prior to 5:00 p.m. Eastern time on July 3, 2013 into shares of Theravance’s common stock at a conversion rate of 38.6548 shares per $1,000 principal amount (equivalent to a conversion price of approximately $25.87).  On June 3, 2013, the closing price for Theravance’s common stock was $35.49.

A notice of redemption setting forth the redemption and conversion procedures is being provided to holders of the 2015 Notes through the Depository Trust Company. Copies of the notice of redemption and additional information relating to the procedures for redemption and/or conversion may be obtained from the trustee, paying agent and conversion agent, The Bank of New York Mellon Trust Company, N.A., by calling 1-800-954-1852.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Factors that could cause such differences are described under the heading “Risk Factors” contained in Theravance’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 1, 2013 and the risks discussed in Theravance’s other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

(THRX-G)

Contact Information:

Michael W. Aguiar

Senior Vice President and Chief Financial Officer

650-808-4100

investor.relations@theravance.com